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Exhibit 10.6

FORM OF TAX INDEMNIFICATION AGREEMENT

        THIS TAX INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of                        , 2006, is entered into by and between Allegiant Travel Company, a Nevada corporation (the "Company"), and the individuals and entities listed on Exhibit "A" attached hereto (collectively, the "Indemnitees").

        WHEREAS, each of the Indemnitees is currently or was formerly a member of Allegiant Travel Company, LLC, a Nevada limited liability company ("ATC LLC") and may have been a stockholder of ATC LLC's corporate predecessor, Allegiant Air, Inc. ("AA Inc.") while it was a subchapter S corporation;

        NOW, THEREFORE, the parties agree as follows:

        1.    Definitions.

        (a)   "Affiliate" means any entity whose operations could be included on a consolidated federal income tax return along with ATC LLC or AA Inc.

        (b)   "Covered Period" means, with respect to an Indemnitee, any taxable year of the Indemnitee for which, as of the date hereof, a taxing authority is not precluded by the applicable statute of limitations from assessing a liability for Tax with respect to an ATC LLC Item.

        (c)   "Increased Taxes" means, with respect to each Indemnitee, an amount, determined by the Company in its sole discretion, equal to the excess of (i) the excess of Taxes payable by the Indemnitee in respect of ATC LLC Items for all Covered Periods over the Taxes payable by such Indemnitee in respect of ATC LLC Items based on K-1's provided by ATC LLC or AA Inc. to such Indemnitee prior to the date hereof; over (ii) the amount of any Tax benefits (including deductions, credits or refunds) estimated by the Company, in its sole discretion, to be available to such Indemnitee in any period as a result of the increase in Taxes described in clause (i) of this definition; provided, however, that, unless otherwise determined by the Company, in its sole discretion, any adjustments arising from (I) an Indemnitee's individual circumstances, (II) correlative adjustments resulting from Returns as originally filed and (III) the issuance of any membership interests in ATC LLC (or stock in its corporate predecessor) to an Indemnitee, including without limitation any adjustments arising from any difference or perceived difference between the assumed value of such membership interests (or stock) at the time of issuance and their fair market value at such time, shall not be taken into account in determining Increased Taxes.

        (d)   "Return" means any report, information statement or return relating to, or required to be filed in connection with, any Tax.

        (e)   "Tax" means any tax, including any interest, penalty or addition to tax, imposed by any U.S. federal, state, local or other government, or any agency or political subdivision thereof.

        (f)    "ATC LLC Item" means, with respect to an Indemnitee, any item of income, gain, loss, deduction, credit or credit recapture directly relating to any activity of ATC LLC, AA Inc. or any Affiliate and required to be reflected in a Return filed by ATC LLC, AA Inc. or any Affiliate, but only if (i) the item is required to be reflected in a U.S. federal, state or local or other Return filed by such Indemnitee or (ii) such Indemnitee is required to make a Tax payment to any taxing authority in respect of such item.

        2.    Indemnity Obligation.

        (a)   The Company hereby agrees to indemnify each Indemnitee against and to pay to, or on behalf of, each Indemnitee an amount equal to such Indemnitee's Increased Taxes.

        (b)   If the Company determines, in its sole discretion, that the initial determination of Increased Taxes was incorrect (whether by reason of a subsequent examination by a taxing authority or otherwise), the Company shall make an additional payment to the Indemnitee or the Indemnitee shall make a payment to the Company equal to the difference between (i) the payment previously made pursuant to Section 2(a) hereof and (ii) the payment that would have been made had such original determination been correct. If more than one payment is to be made pursuant to this Section 2(b), the later payments shall take into account the effect of any prior payments.

        (c)   Notwithstanding anything to the contrary contained herein, the Company shall be permitted, but not required, to advance the full amount of Taxes immediately payable by an Indemnitee in circumstances in which the Increased Taxes are less than the initial Tax payment (e.g., because the Tax payment gives rise to a tax benefit in the same or subsequent years).

        3.    Procedural Matters.

        (a)   The Company (or its designee) shall, at the Company's expense, represent ATC LLC, AA Inc., each Affiliate and each Indemnitee in any examination of (or other proceeding relating to) ATC LLC's, AA Inc.'s or Affiliate's Returns for all taxable years and, in the case of an Indemnitee, in any examination of (or other proceeding relating to) the Indemnitee's Returns for any Covered Period to the extent the examination relates to an ATC LLC Item with respect to which the Company is required to indemnify the Indemnitee. Each Indemnitee shall, to the extent reasonably requested, promptly cooperate with the Company (or its designee) in such matters including, without limitation, by providing a duly executed Internal Revenue Service Form 2848 (or successor form) or similar form applicable for state, local or other Tax purposes.

        (b)   To the extent permitted by law, the Company may make all Tax payments required to be made pursuant to this Agreement directly to the relevant taxing authority on behalf of the Indemnitee and shall promptly notify the Indemnitee that such payments have been made. To the extent the Company does not elect to make such Tax payments directly to the taxing authority, the Company shall either make any required payments to the Indemnitee or deliver to the Indemnitee a check made out in the amount of the required payments payable to the applicable taxing authority, in either case within thirty (30) days of receiving notice that the Indemnitee has paid Increased Taxes.

        (c)   To the extent permitted by law, each Indemnitee shall direct the relevant taxing authority to pay any refund in respect of Taxes for any Covered Period directly to the Company and these refunds shall be credited against the Indemnitee's obligation to make payments to the Company under Section 2(b) (or returned to the Indemnitee if the Indemnitee does not owe any amounts to the Company). The Indemnitee shall notify the Company within thirty (30) days of the receipt by such Indemnitee of a refund of Taxes in respect of any ATC LLC Item for any Covered Period.

        (d)   An Indemnitee will forfeit any right to receive any payments under this Agreement if such Indemnitee (i) takes any action independent of the Tax Matters Partner (as defined in Section 6231(a)(7) of the Internal Revenue Code) or the Company on any examination or other proceeding in respect of ATC LLC's or AA Inc.'s Returns, (ii) takes any position in any Return or other Tax filing inconsistent with the position taken by ATC LLC, AA Inc. or the Company, (iii) fails to cooperate fully with the Company or the Tax Matters Partner in pursuing any contest or other proceeding in respect of Taxes or fails to permit the Company or the Tax Matters Partner to file amended returns on behalf of such Indemnitee, if so requested by the Company, (iv) fails to provide the Company or its designee upon request with a duly executed Internal Revenue Service Form 2848 (or successor form) or similar form applicable for state, local or other Tax purposes or (v) fails to notify the Company of the receipt of a refund of Taxes as required by Section 3(c) hereof.

        (e)   Each Indemnitee agrees to promptly and timely file Returns which are required to be filed by such Indemnitee and which include any ATC LLC Item, and to timely pay the Taxes shown as due on such Returns. To the extent permitted by law, each Indemnitee agrees to report any item on such Returns, and to take positions in any other Tax filings, in a manner consistent with the positions taken by ATC LLC, AA Inc., the Company or an Affiliate.

        4.    Determinations.    The Company shall make all determinations necessary to administer this Agreement including, without limitation, determinations of (i) eligibility for payment, (ii) the amount of any payment to be made by the Company and (iii) the amount of any refund to be paid to the Company by an Indemnitee. Any such determinations by the Company shall, absent manifest error, be final, binding and conclusive on the Indemnitee.

        5.    Submission to Jurisdiction.    The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the County of Clark, State of Nevada over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        6.    Entire Agreement; Amendments and Waivers.    This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the owners of at least 66 2/3% of the shares of the Company issued upon the merger of ATC LLC into the Company and any such amendment or waiver shall be binding on all parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

        7.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflict of laws thereunder which would specify the application of the law of another jurisdiction.

        8.    Headings; Interpretive Matters.    The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        9.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

        If to the Company, to:

        Allegiant Travel Company
        3301 N. Buffalo Drive, Suite B-9
        Las Vegas, Nevada 89129
        Attn: Maurice J. Gallagher, Jr.

        With a copy (which shall by itself not constitute notice) to:

        Robert B. Goldberg
        Ellis Funk, P.C.
        3490 Piedmont Road, NE, Suite 400
        Atlanta, Georgia 30305

        If to an Indemnitee, to the last address appearing in ATC LLC's record.

        All notices are effective upon receipt or upon refusal if properly delivered.

        10.    Binding Effect; Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or an Indemnitee (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

        11.    Attorneys' Fees.    If any party to this Agreement shall take any action to enforce this Agreement or bring any action for any relief against any other party arising out of this Agreement, the losing party shall pay to the prevailing party such party's reasonable attorneys' fees and costs incurred in litigating such suit or enforcing any judgment granted therein.

        12.    Counterparts; Fax Signatures.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by any party by delivery of a facsimile signature, which signature shall have the same force as an original signature. Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile. Facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.

        In witness whereof, the Company and each Indemnitee have executed this Agreement as of the day and year first above written.

ALLEGIANT TRAVEL COMPANY, LLC
By:	Name: Title:
Name:
Name:
Name:

EXHIBIT "A"

List of ATC LLC Members

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FORM OF TAX INDEMNIFICATION AGREEMENT
EXHIBIT "A" List of ATC LLC Members